EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State of Incorporation
The Washington Trust Company, of Westerly	Rhode Island
Weston Securities Corporation	Massachusetts
WT Capital Trust I	Delaware
WT Capital Trust II	Delaware